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Exhibit 10.12

SETTLEMENT AGREEMENT AND RELEASE

        THIS SETTLEMENT AGREEMENT AND RELEASE (this "Agreement") dated this 28th day of June, 2002 is entered into by and between Goodrich Corporation ("Goodrich"), a New York corporation; and Noveon, Inc. (f/k/a PMD Group, Inc.) ("Noveon"), a Delaware corporation. All capitalized terms used herein and not otherwise defined herein shall have the same definitions as in the Agreement for Sale and Purchase of Assets between Goodrich and Noveon dated November 28, 2000 (the "Asset Purchase Agreement"). Goodrich and Noveon are referred to herein collectively as the "Parties" and individually as a "Party".

RECITALS:

        A.    Pursuant to the Asset Purchase Agreement, Goodrich agreed to sell its Performance Materials Business (the "Company") to Noveon in a transaction that closed on February 28, 2001.

        B.    Section 1.9 of the Asset Purchase Agreement describes procedures for adjusting the Purchase Price after the Closing Date.

        C.    On May l, 2001, in accordance with Section 1.9 of the Asset Purchase Agreement, Goodrich submitted to Noveon a Closing Working Capital Statement of the Company as of February 28, 2001 as well as a description of adjustments to be made to the Purchase Price (the "Seller's Statements").

        D.    On June 28, 2001, in accordance with Section 1.9 of the Asset Purchase Agreement, Noveon submitted to Goodrich a letter disputing certain calculations set forth in the Seller's Statements (the "Buyers Notice").

        E.    Each Party is now willing to settle and compromise disputed claims arising pursuant to Section 1.9 of the Asset Purchase Agreement as well as settle and compromise certain other disputed items and claims related to the Asset Purchase Agreement and the sale of the Company, in consideration of the mutual covenants contained herein and provided that each obtains a release from the other as hereinafter provided.

        NOW, THEREFORE, in consideration of the promises and mutual covenants as set forth below, the Parties agree as follows:

AGREEMENTS

        1.    Definitions.    For purposes of this Agreement:

          (a)   "Claims" shall mean any and all claims, actually asserted by Goodrich or Noveon, pursuant to Section 1.9 of the Asset Purchase Agreement as well as any and all claims of any kind whatsoever, whether known or unknown which could have been asserted by either Party pursuant to Section 1.9 of the Asset Purchase Agreement, including, but not limited to, those disputed items listed in the Seller's Statements or the Buyer's Notice and claims for real or personal property taxes associated with the Assets relating to taxable periods ending December 31, 2000 or December 31, 2001.

          (b)   "Goodrich" means Goodrich Corporation, its subsidiaries, affiliates, and each of their predecessors, successors, assigns, present and former directors, officers, employees, agents, and representatives.

          (c)   "Noveon" means Noveon, Inc., its parents, subsidiaries, affiliates, and each of their predecessors, successors, assigns, present and former directors, officers, employees, agents, and representatives.

        2.    Settlement of Purchase Price Adjustment.    Goodrich and Noveon hereby agree that Noveon will pay to Goodrich the sum of $14,500,000 (the "Reduction Amount") in full and final settlement and discharge of all Claims, by either Goodrich or Noveon. The Reduction Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Goodrich, on the same date as the execution of this Agreement. The Reduction Amount shall be treated for income tax purposes as an adjustment to the Purchase Price.

        3.    Settlement of Closing Working Capital Statement for Property and Real Estate Taxes Accrued    The Parties hereby agree that, for all purposes of the Asset Purchase Agreement and the Supplemental Agreement between Goodrich and Noveon executed as of February 28, 2001, the amount of Property and Real Estate Taxes Accrued reserved for on the Closing Working Capital Statement (as finally determined) shall be $6,800,000.

        4.    Termination of Certain Representations and Warranties.    The Parties hereby agree that those certain representations and warranties of each Party contained in the Asset Purchase Agreement that would otherwise expire eighteen (18) months following the Closing Date (the "Terminated Representations and Warranties" shall expire coincident with the execution of this Agreement provided, however, that the representations contained in Section 2.17(a) of the Asset Purchase Agreement shall continue in effect to the end of the eighteen (18) month period following the Closing Date and shall not be affected by this Agreement.

        5.    No Further Claims Under Terminated Representations and Warranties.    From and after the date hereof, no claims for indemnification shall be made by either party with respect to the Terminated Representations and Warranties. Notwithstanding the termination of the Terminated Representations and Warranties, if a Claim Notice (as defined in the Asset Purchase Agreement) has been given by Noveon to Goodrich with respect to any of such Terminated Representations and Warranties prior to the date hereof, then such representation and warranty shall survive solely as to such claim as is asserted in the Claim Notice, until such claim has been finally resolved.

        6.    Deloitte & Touche Fees.    The Parties hereby agree that each shall pay for one-half the amount of any fees charged by Deloitte & Touche in connection with resolving disputed matters pursuant to Section 1.9 of the Asset Purchase Agreement.

        7.    Release by Noveon.    Effective upon signing this Agreement, and in exchange for the consideration received under this Agreement, Noveon hereby releases Goodrich and each of its subsidiaries, parents, successors and assigns from the Claims, which Noveon now has, or which it or its successors or assigns may have, including, without limitation, any acts, failures to act, omissions, misrepresentations, courses of conduct, facts, events, transactions, occurrences or other subject matters set forth, alleged, embraced or otherwise referred to, or which could have been alleged, embraced or otherwise referred to, in the Claims including all claims for violations of federal, state, common or other law. Excepted from this release are all rights and obligations arising from this Agreement.

        8.    Release by Goodrich.    Effective upon signing this Agreement, and in exchange for the consideration received hereunder, Goodrich hereby releases and discharges Noveon and each of its subsidiaries, parents, successors and assigns from the Claims which Goodrich now has, or which it or its successors or assigns may have, including, without limitation, any acts, failures to act, omissions, misrepresentations, courses of conduct, facts, events, transactions, occurrences or other subject matters set forth, alleged, embraced or otherwise referred to, or which could have been alleged, embraced or otherwise referred to, in the Claims, including all claims for violations of federal, state, common or other law. Excepted from this release are all rights and obligations arising from this Agreement.

        9.    Further Assurances.    Each Party hereby agrees to execute and file all documents, including but not limited to stipulations and motions, necessary to accomplish the settlement of any Claims against the other Party or to effect the foregoing releases.

        10.    Miscellaneous Provisions.

          (a)   Except as specifically provided herein, this Agreement does not constitute an admission by either of the Parties that any of the Claims, or any facts alleged in the Claims are true or correct; the basis of this Agreement is the Parties' desire to resolve all Claims without litigation, arbitration, alternative dispute resolution or any other legal proceedings.

          (b)   Except as to the obligations set forth above and agreed to by the Parties, this Agreement is intended to accomplish the prompt, complete, and permanent disengagement of the Parties from any and all litigation, arbitration, alternative dispute resolution or other legal proceedings arising out of or resulting from the Claims. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall affect (i) either Party's ability to pursue claims under any section of the Asset Purchase Agreement other than Section 1.9 and the Terminated Representations and Warranties, even if such a claim could have been brought under Sections 1.9 or the Terminated Representations and Warranties, or (ii) Goodrich's ability to pursue its claim for a payment from Noveon related to the costs associated with paying off indebtedness of Goodrich's affiliates in Spain, regardless whether such claim for payment is made pursuant to Section 1.9 or made pursuant to some other section of the Asset Purchase Agreement.

          (c)   The terms of this Agreement are contractual and not a mere recital. The Parties have each read this Agreement in full and they understand and agree with its terms and have executed this Agreement of their own free act and deed and with advice of counsel.

          (d)   This Agreement shall be construed in accordance with and governed by the laws of the State of New York, and may be executed in separate counterparts, and by each party on a separate counterpart, each such counterpart, when so executed and delivered, to be an original. Such counterparts shall together constitute but one of the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GOODRICH CORPORATION
By:	/s/ SCOTT E. KUECHLE Name: Scott E. Kuechle Title: Vice President & Treasurer
NOVEON, INC.
By:	/s/ CHRISTOPHER R. CLEGG Name: Christopher R. Clegg Title: Senior V.P., General Counsel & Secretary

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  Exhibit 10.12
SETTLEMENT AGREEMENT AND RELEASE